Exhibit 99.1

Energy XXI Announces U.S. Stock Listing

HOUSTON - May 31, 2007 - Energy XXI (Bermuda) Limited today announced its unrestricted common shares (cusip G10082 108) (ISIN BMG100821088) have been approved for trading on U.S. over-the-counter bulletin boards under the ticker symbol EXXIF.OB, effective immediately.

The company continues to expect these shares to become eligible to trade on the NASDAQ system under the symbol EXXI in the near future. Also, as announced yesterday, these same unrestricted shares will be admitted to trading on AIM, a market operated by the London Stock Exchange, under the ticker symbol EXXI, effective from June 6, 2007.

Unlike its restricted shares, which trade only on AIM and may only be purchased by certain types of investors, the unrestricted shares may be purchased by any interested party. The unrestricted shares trading on AIM under the symbol EXXI will be admitted to the CREST electronic settlement system by means of a depositary interest facility. Likewise, the unrestricted shares trading in the U.S. markets are expected to be admitted to the DTC electronic settlement system before or concurrent with the NASDAQ listing, thereby facilitating electronic trading without the need to deliver physical certificates.

“Our U.S. and U.K. listings of unrestricted common stock will create shares that are freely tradable on both sides of the Atlantic, involving identical stock certificates,” Energy XXI Chairman and CEO John Schiller said. “Notably, these actions do not change the company’s share count. Shares of unrestricted stock are created when the holders of restricted stock sell those shares in SEC Form S-1 or Rule 144 transactions. Upon execution of such trades, the restricted stock is retired and is replaced by unrestricted stock. By lifting the current restrictions and allowing the shares to trade either in U.S. or U.K. markets, investors can take advantage of a longer trading day and choose the market that offers the best execution and pricing for their shares, which should markedly improve trading liquidity, and therefore pricing transparency.”

Energy XXI shareholders who include their shares as selling shareholders in the company’s Form S-1, including shares underlying outstanding warrants and unit purchase options, will be able to trade those and deliver unrestricted shares to purchasers whenever the S-1 is effective. In addition, holders of the restricted shares, regardless of their inclusion in the company’s Form S-1, may be able to sell their shares pursuant to Rule 144 and deliver to the purchaser stock that is no longer restricted.

Complete descriptions of settlement procedures for shareholders interested in selling or exchanging their shares are included in the investor section of the Energy XXI website, www.energyxxi.com, and are available from Collins Stewart Europe Limited and Jefferies International, Energy XXI joint listing brokers in the United Kingdom, and from Jefferies & Company, BMO Capital Markets, Collins Stewart and Natexis Bleichroeder, Energy XXI market makers in the United States.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of such securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

About the Company
Energy XXI is an independent oil and natural gas exploration and production company whose growth strategy emphasizes acquisitions, enhanced by its value-added organic drilling program. The company’s properties are primarily located in the U.S. Gulf of Mexico waters and the Gulf Coast onshore. In April 2007, Energy XXI announced an agreement to purchase Gulf of Mexico shelf properties from Pogo Producing Company. Due to the proposed transaction, the company’s registration statement on Form S-1, which in April was declared effective by the U.S. Securities and Exchange Commission, has been temporarily suspended. Collins Stewart Europe Limited and Jefferies International are Energy XXI listing brokers in the United Kingdom. In the United States, Jefferies & Company, BMO Capital Markets, Collins Stewart and Natexis Bleichroeder are market makers.

Forward-Looking Statements
All statements, other than statements of historical fact, included in this release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based upon current expectations and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Energy XXI assumes no obligation and expressly disclaims any duty to update the information contained herein except as required by law.

Enquiries of the Company

Energy XXI (Bermuda) Limited	Pelham PR
Stewart Lawrence	James Henderson
Vice President, Investor Relations and Communications	+44 207 743 6673
+1 713-351-3006	james.henderson@pelhampr.com
slawrence@energyxxi.com	Alisdair Haythornthwaite
+44 207 743 6676
alisdair.haythornthwaite@pelhampr.com

Collins Stewart Europe Limited
Nominated Adviser and Joint UK Broker
Seema Paterson
+44 207 523 8321
spaterson@collins-stewart.com